EXHIBIT 99.1
NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST REPORTS FOURTH QUARTER AND
FULL YEAR 2021 RESULTS
Fourth Quarter Net Loss Attributable to Common Stockholders was $(59.3) Million
Fourth Quarter Comparable Hotel EBITDA was $55.4 Million
Fourth Quarter Adjusted EBITDAre was $40.7 Million
Fourth Quarter AFFO Per Diluted Share was $(0.09)

DALLAS – February 23, 2022 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today reported financial results and performance measures for the fourth quarter and full year ended December 31, 2021. The comparable performance measurements for Occupancy, Average Daily Rate (ADR), Revenue Per Available Room (RevPAR), and Hotel EBITDA assume each of the hotel properties in the Company’s hotel portfolio as of December 31, 2021 was owned as of the beginning of each of the periods presented. Unless otherwise stated, all reported results compare the fourth quarter and year ended December 31, 2021 with the fourth quarter and year ended December 31, 2020 (see discussion below). The reconciliation of non-GAAP financial measures is included in the financial tables accompanying this press release.

FINANCIAL AND OPERATING HIGHLIGHTS
•Comparable RevPAR for all hotels increased 164% to $94.87 during the quarter on a 43.6% increase in ADR and an 84.1% increase in occupancy. Comparable RevPAR for all hotels decreased 21% compared to the comparable period in 2019.
•Net loss attributable to common stockholders was $(59.3) million or $(1.75) per diluted share for the quarter. For the full year of 2021, net loss attributable to common stockholders was $(267.9) million or $(12.43) per diluted share.
•Adjusted EBITDAre was $40.7 million for the quarter. Adjusted EBITDAre for the full year of 2021 was $113.6 million.
•Adjusted funds from operations (AFFO) was $(0.09) per diluted share for the quarter. For the full year of 2021, AFFO per diluted share was $(1.23).
•The Company ended the quarter with cash and cash equivalents of $592.1 million and restricted cash of $99.5 million. The vast majority of the restricted cash is comprised of lender and manager held reserves. At the end of the quarter, there was also $26.9 million in due from third-party hotel managers, which is primarily the Company’s cash held by one of its property managers and is also available to fund hotel operating costs. Net working capital at the end of the quarter was $639.5 million, which equates to approximately $18.33 per diluted share.
•During the quarter, the Company completed the refinancing of the Marriott Gateway Crystal City.
•Capex invested during the quarter was $17.7 million and $36.7 million for the full year.

AHT Reports Fourth Quarter Results

February 23, 2022

CAPITAL STRUCTURE
At December 31, 2021, the Company had total loans of $3.9 billion with a blended average interest rate of 4.1%. At the end of the quarter, approximately 93% of the Company’s hotels were in cash traps under their respective loans. This means any excess cash flow generated by those hotels will be held by the lender and will not be available for corporate purposes. The Company expects many of these hotels to remain in cash traps for the foreseeable future.

The Company has been selectively exchanging its preferred stock for common stock. To date, the Company has exchanged 16.1 million shares of its preferred stock, approximately 71% of its preferred shares prior to initiating the exchanges and representing approximately $401.8 million of liquidation value, into 11.9 million shares of common stock.

The Company opportunistically raised equity capital in 2021 to delever its balance sheet and improve its liquidity. For the full year, the Company raised approximately $564 million of gross proceeds at an average price of $28.17 per share.

In light of the economic uncertainty arising from the COVID-19 pandemic and to protect liquidity, the Company and its Board of Directors previously announced a suspension of its common stock dividend policy. Accordingly, the Company did not pay a dividend on its common stock and common units for the fourth quarter ended December 31, 2021. The Board of Directors will continue to monitor the situation and assess future quarterly common dividend declarations.

During the quarter, the Company paid current the deferred interest on its corporate loan facility with Oaktree Capital Management, L.P. (“Oaktree”). Also during the quarter, the Company announced that its Board of Directors declared cash dividends on the Company’s Series D, Series F, Series G, Series H, and Series I cumulative preferred stock reflecting accrued and unpaid dividends for the quarters ending June 30, 2020, September 30, 2020, December 31, 2020, March 31, 2021, June 30, 2021, and September 30, 2021. The Company paid a cash dividend of $3.1686 per Series D preferred share, $2.7654 per Series F preferred share, $2.7654 per Series G preferred share, $2.8125 per Series H preferred share, and $2.8125 per Series I preferred share. These preferred share dividends were paid on December 10, 2021 to holders of record as of December 1, 2021. With both the Oaktree loan and preferred dividends being current, the Company is now in a position to be S-3 eligible once it files its Form 10-K for 2021.

PORTFOLIO REVPAR
As of December 31, 2021, the portfolio consisted of 100 hotels.

•Comparable RevPAR increased 164% to $94.87 for all hotels during the quarter on a 43.6% increase in ADR and an 84.1% increase in occupancy.

“We are pleased to report strong financial results and solid hotel performance for the fourth quarter,” commented Rob Hays, Ashford Trust’s President and Chief Executive Officer. “We had a strong finish to the year operationally. We continued to take decisive actions to improve our liquidity, build our cash balance and enhance our operational and financial flexibility. Ashford Trust enters 2022 with a significantly de-levered balance sheet, and we believe our attractive hotel portfolio, with its high exposure to transient leisure customers, is well-positioned to capitalize on the lodging industry recovery. We continue to be encouraged by the positive momentum in our portfolio. While we don’t provide formal earnings guidance we do expect to achieve 2019 Comparable RevPAR levels by calendar year 2023 and expect to meet or exceed 2019 Comparable Hotel EBITDA by calendar year 2024.”

AHT Reports Fourth Quarter Results

February 23, 2022

INVESTOR CONFERENCE CALL AND SIMULCAST
Ashford Hospitality Trust, Inc. will conduct a conference call on Thursday, February 24, 2022, at 11:00 a.m. ET. The number to call for this interactive teleconference is (201) 493-6725. A replay of the conference call will be available through Thursday, March 3, 2022, by dialing (412) 317-6671 and entering the confirmation number, 13725851.

The Company will also provide an online simulcast and rebroadcast of its fourth quarter 2021 earnings release conference call. The live broadcast of Ashford Hospitality Trust’s quarterly conference call will be available online at the Company’s website, www.ahtreit.com on Thursday, February 24, 2022, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for approximately one year.

All data presented in this press release gives effect to the 1-for-10 reverse stock split completed on July 16, 2021 with regard to share counts and per share data. We use certain non-GAAP measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer real estate investment trusts more meaningful. Non-GAAP financial measures, which should not be relied upon as a substitute for GAAP measures, used in this press release are FFO, AFFO, EBITDA, EBITDAre, Adjusted EBITDAre, and Hotel EBITDA. Please refer to our most recently filed Annual Report on Form 10-K for a more detailed description of how these non-GAAP measures are calculated. The reconciliations of non-GAAP measures to the closest GAAP measures are provided below and provide further details of our results for the period being reported.

* * * * *

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Follow CEO Rob Hays on Twitter at https://twitter.com/aht_rob or @aht_rob.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of COVID-19, and the rate of adoption and efficacy of vaccines to prevent COVID-19, on our business and investment strategy; our ability to repay, refinance, or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of our common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make an investment decision concerning our securities. Investors should not place undue reliance

AHT Reports Fourth Quarter Results

February 23, 2022

on these forward-looking statements. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Investments in hotel properties, net	$3,230,710	$3,426,982
Cash and cash equivalents	592,110	92,905
Restricted cash	99,534	74,408
Accounts receivable, net of allowance of $455 and $441, respectively	37,720	21,760
Inventories	3,291	2,447
Notes receivable, net	8,723	8,263
Investments in unconsolidated entities	11,253	2,811
Deferred costs, net	5,001	1,851
Prepaid expenses	13,384	18,401
Derivative assets, net	501	263
Operating lease right-of-use assets	44,575	45,008
Other assets	16,150	23,303
Intangible assets, net	797	797
Due from Ashford Inc., net	25	—
Due from related parties, net	7,473	5,801
Due from third-party hotel managers	26,896	9,383
Total assets	$4,098,143	$3,734,383

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Indebtedness, net	$3,887,822	$3,728,911
Accounts payable and accrued expenses	117,650	99,954
Accrued interest payable	15,432	98,685
Dividends and distributions payable	3,104	868
Due to Ashford Inc., net	—	13,383
Due to related parties, net	728	—
Due to third-party hotel managers	1,204	184
Intangible liabilities, net	2,177	2,257
Operating lease liabilities	45,106	45,309
Other liabilities	4,832	5,336
Total liabilities	4,078,055	3,994,887

Redeemable noncontrolling interests in operating partnership	22,742	22,951
Equity (deficit):
Preferred stock, $0.01 par value, 50,000,000 shares authorized :
Series D Cumulative Preferred Stock, 1,174,427 and 1,791,461 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	12	18
Series F Cumulative Preferred Stock, 1,251,044 and 2,891,440 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	12	29
Series G Cumulative Preferred Stock, 1,531,996 and 4,422,623 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	15	44
Series H Cumulative Preferred Stock, 1,308,415 and 2,668,637 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	13	27
Series I Cumulative Preferred Stock, 1,252,923 and 3,391,349 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	13	34
Common stock, $0.01 par value, 400,000,000 shares authorized, 34,490,381 and 6,436,250 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	345	64
Additional paid-in capital	2,379,906	1,809,455
Accumulated deficit	(2,382,970)	(2,093,292)
Total shareholders' equity (deficit) of the Company	(2,654)	(283,621)
Noncontrolling interests in consolidated entities	—	166
Total equity (deficit)	(2,654)	(283,455)
Total liabilities and equity/deficit	$4,098,143	$3,734,383

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
REVENUE
Rooms	$195,857	$74,647	$655,121	$407,492
Food and beverage	37,424	7,010	94,911	61,157
Other	14,754	8,244	53,112	37,856
Total hotel revenue	248,035	89,901	803,144	506,505
Other	700	352	2,267	1,733
Total revenue	248,735	90,253	805,411	508,238
EXPENSES
Hotel operating expenses
Rooms	48,887	21,648	157,982	106,508
Food and beverage	28,312	5,955	71,172	49,223
Other expenses	92,216	50,718	316,638	253,997
Management fees	9,070	4,936	31,014	24,944
Total hotel operating expenses	178,485	83,257	576,806	434,672
Property taxes, insurance and other	16,083	17,621	67,904	79,669
Depreciation and amortization	52,560	58,490	218,851	252,765
Impairment charges	—	6,577	—	91,721
Advisory services fee:
Base advisory fee	9,022	8,617	36,239	34,745
Reimbursable expenses	1,743	1,481	6,934	6,436
Non-cash stock/unit-based compensation	2,438	2,104	9,140	8,869
Corporate, general and administrative:
Non-cash stock/unit-based compensation	81	179	756	1,260
Other general and administrative	3,959	11,665	15,397	26,788
Total operating expenses	264,371	189,991	932,027	936,925
Gain (loss) on disposition of assets and hotel properties	1,054	73	1,449	(36,680)
OPERATING INCOME (LOSS)	(14,582)	(99,665)	(125,167)	(465,367)
Equity in earnings (loss) of unconsolidated entities	(135)	(169)	(558)	(448)
Interest income	70	8	207	672
Other income (expense), net	78	(9,192)	760	(16,998)
Interest expense, net of discount amortization	(41,475)	(31,299)	(143,508)	(230,856)
Amortization of loan costs	(2,641)	(3,921)	(12,611)	(16,525)
Write-off of premiums, loan costs and exit fees	(5,412)	(2,368)	(10,612)	(13,867)
Gain (loss) on extinguishment of debt	—	24	11,896	90,349
Unrealized gain (loss) on marketable securities	—	289	—	(1,467)
Unrealized gain (loss) on derivatives	10,781	8,887	14,493	19,950
INCOME (LOSS) BEFORE INCOME TAXES	(53,316)	(137,406)	(265,100)	(634,557)
Income tax benefit (expense)	(3,032)	(184)	(5,948)	1,335
NET INCOME (LOSS)	(56,348)	(137,590)	(271,048)	(633,222)
(Income) loss attributable to noncontrolling interest in consolidated entities	(11)	98	73	338
Net (income) loss attributable to redeemable noncontrolling interests in operating partnership	376	11,714	3,970	89,008
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	(55,983)	(125,778)	(267,005)	(543,876)
Preferred dividends	(1,740)	(185)	(252)	(32,117)
Gain (loss) on extinguishment of preferred stock	(1,566)	55,477	(607)	55,477
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(59,289)	$(70,486)	$(267,864)	$(520,516)

INCOME (LOSS) PER SHARE – BASIC AND DILUTED
Basic:
Net income (loss) attributable to common stockholders	$(1.75)	$(22.92)	$(12.37)	$(329.97)
Weighted average common shares outstanding – basic	33,802	3,075	21,625	1,576
Diluted:
Net income (loss) attributable to common stockholders	$(1.75)	$(22.92)	$(12.43)	$(329.97)
Weighted average common shares outstanding – diluted	33,802	3,075	21,844	1,576
Dividends declared per common share:	$—	$—	$—	$—

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, EBITDAre AND ADJUSTED EBITDAre
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$(56,348)	$(137,590)	$(271,048)	$(633,222)
Interest expense and amortization of discounts and loan costs, net	44,116	35,220	156,119	247,381
Depreciation and amortization	52,560	58,490	218,851	252,765
Income tax expense (benefit)	3,032	184	5,948	(1,335)
Equity in (earnings) loss of unconsolidated entities	135	169	558	448
Company's portion of EBITDA of unconsolidated entities	(135)	(169)	(554)	(446)
EBITDA	43,360	(43,696)	109,874	(134,409)
Impairment charges on real estate	—	6,577	—	91,721
(Gain) loss on disposition of assets and hotel properties	(54)	(73)	(449)	36,680
EBITDAre	43,306	(37,192)	109,425	(6,008)
Amortization of unfavorable contract liabilities	53	62	211	227
(Gain) loss on insurance settlements	—	(477)	—	(625)
Write-off of premiums, loan costs and exit fees	5,412	2,368	10,612	13,867
(Gain) loss on extinguishment of debt	—	(24)	(11,896)	(90,349)
Other (income) expense, net	(1,078)	9,192	(1,760)	17,029
Transaction and conversion costs	779	7,980	3,033	16,309
Legal, advisory and settlement costs	439	997	7,371	1,409
Unrealized (gain) loss on marketable securities	—	(289)	—	1,467
Unrealized (gain) loss on derivatives	(10,781)	(8,887)	(14,493)	(19,950)
Dead deal costs	—	779	689	923
Uninsured remediation costs	—	—	341	—
Non-cash stock/unit-based compensation	2,556	2,406	10,095	10,746
Company's portion of adjustments to EBITDAre of unconsolidated entities	2	16	16	28
Adjusted EBITDAre	$40,688	$(23,069)	$113,644	$(54,927)
ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$(56,348)	$(137,590)	$(271,048)	$(633,222)
(Income) loss attributable to noncontrolling interest in consolidated entities	(11)	98	73	338
Net (income) loss attributable to redeemable noncontrolling interests in operating partnership	376	11,714	3,970	89,008
Preferred dividends	(1,740)	(185)	(252)	(32,117)
Gain (loss) on extinguishment of preferred stock	(1,566)	55,477	(607)	55,477
Net income (loss) attributable to common stockholders	(59,289)	(70,486)	(267,864)	(520,516)
Depreciation and amortization on real estate	52,526	58,452	218,708	252,590
(Gain) loss on disposition of assets and hotel properties	(54)	(73)	(449)	36,680
Net income (loss) attributable to redeemable noncontrolling interests in operating partnership	(376)	(11,714)	(3,970)	(89,008)
Equity in (earnings) loss of unconsolidated entities	135	169	558	448
Impairment charges on real estate	—	6,577	—	91,721
Company's portion of FFO of unconsolidated entities	(135)	(169)	(556)	(449)
FFO available to common stockholders and OP unitholders	(7,193)	(17,244)	(53,573)	(228,534)
(Gain) loss on extinguishment of preferred stock	1,566	(55,477)	607	(55,477)
Write-off of premiums, loan costs and exit fees	5,412	2,368	10,612	13,867
(Gain) loss on extinguishment of debt	—	(24)	(11,896)	(90,349)
(Gain) loss on insurance settlements	—	(477)	—	(625)
Other (income) expense, net	(1,078)	9,192	(1,760)	17,029
Transaction and conversion costs	779	7,980	3,407	16,309
Legal, advisory and settlement costs	439	997	7,371	1,409
Unrealized (gain) loss on marketable securities	—	(289)	—	1,467
Unrealized (gain) loss on derivatives	(10,781)	(8,887)	(14,493)	(19,950)
Dead deal costs	—	779	689	923
Uninsured remediation costs	—	—	341	—
Non-cash stock/unit-based compensation	2,556	2,406	10,095	10,746
Amortization of term loan exit fee	2,520	—	7,076	—
Amortization of loan costs	2,637	3,919	12,597	16,517
Company's portion of adjustments to FFO of unconsolidated entities	2	5	16	17
Adjusted FFO available to common stockholders and OP unitholders	$(3,141)	$(54,752)	$(28,911)	$(316,651)
Adjusted FFO per diluted share available to common stockholders and OP unitholders	$(0.09)	$(16.74)	$(1.23)	$(179.30)
Weighted average diluted shares	35,764	3,271	23,545	1,766

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
SUMMARY OF INDEBTEDNESS
December 31, 2021
(dollars in thousands)
(unaudited)

Indebtedness	Current Maturity	Final Maturity (14)	Interest Rate (1)	Fixed-Rate Debt	Floating-Rate Debt	Total Debt		Comparable TTM Hotel EBITDA (15)	Comparable TTM EBITDA Debt Yield
JPMorgan Chase - 8 hotels	February 2022	February 2025	LIBOR + 3.07%	$—	$395,000	$395,000	(2)	$13,265	3.4%
BAML Princeton/Nashville - 2 hotels	March 2022	March 2026	LIBOR + 2.75%	—	240,000	240,000	(3)	16,631	6.9%
BAML Highland Pool - 19 hotels	April 2022	April 2025	LIBOR + 3.20%	—	910,694	910,694	(4)	36,386	4.0%
KEYS Pool A - 7 hotels	June 2022	June 2025	LIBOR + 3.65%	—	180,720	180,720	(5)	9,280	5.1%
KEYS Pool B - 7 hotels	June 2022	June 2025	LIBOR + 3.39%	—	174,400	174,400	(5)	3,061	1.8%
KEYS Pool C - 5 hotels	June 2022	June 2025	LIBOR + 3.73%	—	221,040	221,040	(5)	9,156	4.1%
KEYS Pool D - 5 hotels	June 2022	June 2025	LIBOR + 4.02%	—	262,640	262,640	(5)	17,610	6.7%
KEYS Pool E - 5 hotels	June 2022	June 2025	LIBOR + 2.73%	—	160,000	160,000	(5)	11,886	7.4%
KEYS Pool F - 5 hotels	June 2022	June 2025	LIBOR + 3.68%	—	215,120	215,120	(5)	5,136	2.4%
Morgan Stanley Ann Arbor - 1 hotel	July 2022	July 2023	LIBOR + 3.95%	—	33,200	33,200	(6)	475	1.4%
Morgan Stanley Pool - 17 hotels	November 2022	November 2024	LIBOR + 3.00%	—	419,000	419,000	(7)	20,687	4.9%
JPMorgan Chase La Posada - 1 hotel	November 2022	November 2023	LIBOR + 2.70%	—	25,000	25,000	(8)	3,998	16.0%
BAML Indigo Atlanta - 1 hotel	December 2022	December 2024	LIBOR + 2.25%	—	16,100	16,100	(9)	876	5.4%
Aareal Le Pavillon - 1 hotel	January 2023	January 2025	LIBOR + 3.40%	—	37,000	37,000	(10)	126	0.3%
Aareal Hilton Alexandria - 1 hotel	June 2023	June 2023	LIBOR + 2.45%	—	73,450	73,450		1,110	1.5%
GACC Manchester RI - 1 hotel	January 2024	January 2024	5.49%	6,492	—	6,492		897	13.8%
GACC Jacksonville RI - 1 hotel	January 2024	January 2024	5.49%	9,474	—	9,474		1,404	14.8%
Oaktree Capital Term Loan	January 2024	January 2026	16.00%	200,000	—	200,000	(11)	N/A	N/A
Key Bank Manchester CY - 1 hotel	May 2024	May 2024	4.99%	6,150	—	6,150		612	10.0%
Southside Bank Ashton - 1 hotel	June 2024	June 2024	LIBOR + 2.00%	—	8,881	8,881		378	4.3%
Morgan Stanley Pool C2 - 2 hotels	August 2024	August 2024	4.85%	11,427	—	11,427		953	8.3%
Morgan Stanley Pool C3 - 3 hotels	August 2024	August 2024	4.90%	22,853	—	22,853		2,175	9.5%
Torchlight Marriott Gateway - 1 hotel	November 2024	November 2026	LIBOR + 4.65%	—	84,000	84,000	(12)	2,218	2.6%
BAML Pool 3 - 3 hotels	February 2025	February 2025	4.45%	50,098	—	50,098		4,995	10.0%
US Bank Hilton Santa Cruz/Scotts Valley - 1 hotel	March 2025	March 2025	4.66%	23,883	—	23,883		2,913	12.2%
Aareal Boston Back Bay - 1 hotel	August 2025	August 2026	LIBOR + 3.80%	—	98,000	98,000	(13)	2,955	3.0%
Total				$330,377	$3,554,245	$3,884,622		$169,183	4.4%
Percentage				8.5%	91.5%	100.0%
Weighted average interest rate (1)				11.56%	3.41%	4.10%
All indebtedness is non-recourse with the exception of the term loan.
(1)    Interest rates do not include default or late payment rates in effect on some mortgage loans.
(2)    This mortgage loan has five one-year extension options, subject to satisfaction of certain conditions. The second one-year extension period began in February 2021.
(3)    This mortgage loan has five one-year extension options, subject to satisfaction of certain conditions. The first one-year extension period began in March 2021.
(4)    This mortgage loan has five one-year extension options, subject to satisfaction of certain conditions. The second one-year extension period began in April 2021.
(5)    This mortgage loan has five one-year extension options, subject to satisfaction of certain conditions. The second one-year extension period began in June 2021.
(6)    This mortgage loan has one one-year extension option, subject to satisfaction of certain conditions. This mortgage loan has a LIBOR floor of 0.25%.
(7)    This mortgage loan has five one-year extension options, subject to satisfaction of certain conditions. The third one-year extension period began in November 2021.
(8)    This mortgage loan has three one-year extension options, subject to satisfaction of certain conditions. The second one-year extension period began in November 2021.This mortgage loan has a LIBOR floor of 1.25%.
(9)    This mortgage loan has two one-year extension options, subject to satisfaction of certain conditions. This mortgage loan has a LIBOR floor of 0.25%.
(10)    This mortgage loan has two one-year extension options, subject to satisfaction of certain conditions.
(11)    This term loan has two one-year extension options, subject to satisfaction of certain conditions.
(12)    This mortgage loan has two one-year extension options, subject to satisfaction of certain conditions. This mortgage loan has a LIBOR floor of 0.10%.
(13)    This mortgage loan has one one-year extension option, subject to satisfaction of certain conditions.
(14)    The final maturity date assumes all available extension options will be exercised.
(15)    See Exhibit 1 for reconciliation of net income (loss) to hotel EBITDA

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
INDEBTEDNESS BY MATURITY ASSUMING EXTENSION OPTIONS ARE EXERCISED
December 31, 2021
(dollars in thousands)
(unaudited)

	2022	2023	2024	2025	2026	Thereafter	Total
Aareal Hilton Alexandria - 1 hotel	$—	$73,450	$—	$—	$—	$—	$73,450
Morgan Stanley Ann Arbor - 1 hotel	—	33,200	—	—	—	—	33,200
JPMorgan Chase La Posada - 1 hotel	—	25,000	—	—	—	—	25,000
GACC Jacksonville RI - 1 hotel	—	—	9,036	—	—	—	9,036
GACC Manchester RI - 1 hotel	—	—	6,191	—	—	—	6,191
Key Bank Manchester CY - 1 hotel	—	—	5,680	—	—	—	5,680
Southside Bank Ashton - 1 hotel	—	—	8,881	—	—	—	8,881
Morgan Stanley Pool C2 - 2 hotels	—	—	10,755	—	—	—	10,755
Morgan Stanley Pool C3 - 3 hotels	—	—	21,522	—	—	—	21,522
Morgan Stanley Pool - 17 hotels	—	—	419,000	—	—	—	419,000
BAML Indigo Atlanta - 1 hotel	—	—	15,781	—	—	—	15,781
Aareal Le Pavillon - 1 hotel	—	—	—	36,200	—	—	36,200
JPMorgan Chase - 8 hotels	—	—	—	395,000	—	—	395,000
BAML Pool 3 - 3 hotels	—	—	—	46,420	—	—	46,420
US Bank Hilton Santa Cruz/Scotts Valley - 1 hotel	—	—	—	22,030	—	—	22,030
BAML Highland Pool - 19 hotels	—	—	—	907,030	—	—	907,030
KEYS Pool A - 7 hotels	—	—	—	180,720	—	—	180,720
KEYS Pool B - 7 hotels	—	—	—	174,400	—	—	174,400
KEYS Pool C - 5 hotels	—	—	—	221,040	—	—	221,040
KEYS Pool D - 5 hotels	—	—	—	262,640	—	—	262,640
KEYS Pool E - 5 hotels	—	—	—	160,000	—	—	160,000
KEYS Pool F - 5 hotels	—	—	—	215,120	—	—	215,120
Oaktree Capital Term Loan	—	—	—	—	200,000	—	200,000
BAML Princeton/Nashville - 2 hotels	—	—	—	—	240,000	—	240,000
Aareal Boston Back Bay - 1 hotel	—	—	—	—	96,000	—	96,000
Torchlight Marriott Gateway - 1 hotel	—	—	—	—	84,000	—	84,000
Principal due in future periods	—	131,650	496,846	2,620,600	620,000	—	3,869,096
Scheduled amortization payments remaining	6,731	3,288	3,206	801	1,500	—	15,526
Total indebtedness	$6,731	$134,938	$500,052	$2,621,401	$621,500	$—	$3,884,622

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(unaudited)

ALL HOTELS:
	Three Months Ended December 31,
	Actual	Non-comparable Adjustments	Comparable	Actual	Non-comparable Adjustments	Comparable	Actual	Comparable
	2021	2021	2021	2020	2020	2020	% Variance	% Variance
Rooms revenue (in thousands)	$194,744	$—	$194,744	$74,291	$(643)	$73,648	162.14%	164.42%
RevPAR	$94.87	$—	$94.87	$35.70	$22.12	$35.89	165.75%	164.32%
Occupancy	60.31%	—%	60.31%	32.81%	36.41%	32.76%	83.82%	84.10%
ADR	$157.29	$—	$157.29	$108.79	$60.77	$109.55	44.58%	43.58%

ALL HOTELS:
	Year Ended December 31,
	Actual	Non-comparable Adjustments	Comparable	Actual	Non-comparable Adjustments	Comparable	Actual	Comparable
	2021	2021	2021	2020	2020	2020	% Variance	% Variance
Rooms revenue (in thousands)	$651,327	$(1,089)	$650,238	$405,922	$(25,725)	$380,197	60.46%	71.03%
RevPAR	$79.67	$(34.74)	$79.84	$46.09	$39.93	$46.58	72.86%	71.43%
Occupancy	55.58%	(51.81)%	55.60%	34.37%	33.35%	34.45%	61.71%	61.38%
ADR	$143.34	$(67.05)	$143.62	$134.10	$119.74	$135.20	6.89%	6.23%

NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
HOTEL EBITDA
(dollars in thousands)
(unaudited)

ALL HOTELS:	Three Months Ended			Year Ended
	December 31,			December 31,
	2021	2020	% Variance	2021	2020	% Variance
Total hotel revenue	$246,649	$89,432	175.80%	$798,320	$504,363	58.28%
Non-comparable adjustments	—	(678)		(1,160)	(28,908)
Comparable total hotel revenue	$246,649	$88,754	177.90%	$797,160	$475,455	67.66%

Hotel EBITDA	$55,471	$(9,260)	699.04%	$168,973	$3,425	4,833.52%
Non-comparable adjustments	(49)	314		210	2,977
Comparable hotel EBITDA	$55,422	$(8,946)	719.52%	$169,183	$6,402	2,542.66%
Hotel EBITDA margin	22.49%	(10.35)%	32.84%	21.17%	0.68%	20.49%
Comparable hotel EBITDA margin	22.47%	(10.08)%	32.55%	21.22%	1.35%	19.87%

Hotel EBITDA adjustments attributable to consolidated noncontrolling interests	$82	$(3)	2,833.33%	$226	$39	479.49%
Hotel EBITDA attributable to the Company and OP unitholders	$55,389	$(9,257)	698.35%	$168,747	$3,386	4,883.67%
Comparable hotel EBITDA attributable to the Company and OP unitholders	$55,340	$(8,943)	718.81%	$168,957	$6,363	2,555.30%
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.
(3)    See Exhibit 1 for reconciliation of net income (loss) to hotel EBITDA.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
HOTEL REVENUE & EBITDA FOR TRAILING TWELVE MONTHS
(dollars in thousands)
(unaudited)

	Actual	Non-comparable Adjustments	Comparable	Actual	Non-comparable Adjustments	Comparable	Actual	Non-comparable Adjustments	Comparable	Actual	Non-comparable Adjustments	Comparable
	2021	2021	2021	2021	2021	2021	2021	2021	2021	2021	2021	2021
	4th Quarter	4th Quarter	4th Quarter	3rd Quarter	3rd Quarter	3rd Quarter	2nd Quarter	2nd Quarter	2nd Quarter	1st Quarter	1st Quarter	1st Quarter
Total hotel revenue	$246,649	$—	$246,649	$245,578	$—	$245,578	$191,472	$(345)	$191,127	$114,621	$(815)	$113,806
Hotel EBITDA	$55,471	$(49)	$55,422	$62,034	$10	$62,044	$45,649	$(22)	$45,627	$5,819	$271	$6,090
Hotel EBITDA margin	22.49%		22.47%	25.26%		25.26%	23.84%		23.87%	5.08%		5.35%

EBITDA % of total TTM	32.8%		32.8%	36.7%		36.7%	27.0%		27.0%	3.5%		3.5%

JV interests in EBITDA	$82	$—	$82	$87	$—	$87	$58	$—	$58	$(1)	$—	$(1)

	Actual	Non-comparable Adjustments	Comparable
	2021	2021	2021
	TTM	TTM	TTM
Total hotel revenue	$798,320	$(1,160)	$797,160
Hotel EBITDA	$168,973	$210	$169,183
Hotel EBITDA margin	21.17%		21.22%

EBITDA % of total TTM	100.0%		100.0%

JV interests in EBITDA	$226	$—	$226
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.
(3)    See Exhibit 1 for reconciliation of net income (loss) to hotel EBITDA.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
HOTEL REVPAR BY MARKET
(unaudited)

			Three Months Ended December 31,
	Number of Hotels	Number of Rooms	Actual	Non-comparable Adjustments	Comparable	Actual	Non-comparable Adjustments	Comparable	Actual	Comparable
			2021	2021	2021	2020	2020	2020	% Variance	% Variance
Atlanta, GA Area	9	1,426	$109.19	$—	$109.19	$54.07	$—	$54.07	101.9%	101.9%
Boston, MA Area	2	705	136.25	—	136.25	22.73	—	22.73	499.4%	499.4%
Dallas / Ft. Worth, TX Area	7	1,526	78.96	—	78.96	32.43	—	32.43	143.5%	143.5%
Houston, TX Area	3	692	82.67	—	82.67	40.13	—	40.13	106.0%	106.0%
Los Angeles, CA Metro Area	6	1,619	115.73	—	115.73	49.60	—	49.60	133.3%	133.3%
Miami, FL Metro Area	2	414	139.33	—	139.33	36.44	—	36.44	282.4%	282.4%
Minneapolis - St. Paul, MN-WI Area	2	520	38.18	—	38.18	9.20	—	10.26	315.0%	272.1%
Nashville, TN Area	1	673	193.30	—	193.30	25.10	—	25.10	670.1%	670.1%
New York / New Jersey Metro Area	6	1,743	68.10	—	68.10	16.95	—	16.95	301.8%	301.8%
Orlando, FL Area	2	524	92.51	—	92.51	36.91	—	36.91	150.6%	150.6%
Philadelphia, PA Area	3	648	82.39	—	82.39	39.13	—	39.13	110.6%	110.6%
San Diego, CA Area	2	410	92.09	—	92.09	38.68	—	38.68	138.1%	138.1%
San Francisco - Oakland, CA Metro Area	7	1,547	76.71	—	76.71	45.08	—	45.08	70.2%	70.2%
Tampa, FL Area	2	571	94.58	—	94.58	45.31	—	45.31	108.7%	108.7%
Washington D.C. - MD - VA Area	9	2,426	72.31	—	72.31	21.60	—	21.60	234.8%	234.8%
Other Areas	37	6,869	99.85	—	99.85	39.53	(27.31)	39.99	152.6%	149.7%
Total Portfolio	100	22,313	$94.87	$—	$94.87	$35.70	$22.12	$35.89	165.7%	164.3%
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
HOTEL EBITDA BY MARKET
(in thousands)
(unaudited)

			Three Months Ended December 31,
	Number of Hotels	Number of Rooms	Actual	Non-comparable Adjustments	Comparable	% of Total	Actual	Non-comparable Adjustments	Comparable	% of Total	Actual	Comparable
			2021	2021	2021		2020	2020	2020		% Variance	% Variance
Atlanta, GA Area	9	1,426	$4,590	$—	$4,590	8.3%	$1,034	$—	$1,034	(11.6)%	343.9%	343.9%
Boston, MA Area	2	705	1,870	—	1,870	3.4%	(1,999)	—	(1,999)	22.3%	193.5%	193.5%
Dallas / Ft. Worth, TX Area	7	1,526	4,006	—	4,006	7.2%	(324)	—	(324)	3.6%	1,336.4%	1,336.4%
Houston, TX Area	3	692	1,464	—	1,464	2.6%	39	—	39	(0.4)%	3,653.8%	3,653.8%
Los Angeles, CA Metro Area	6	1,619	5,855	—	5,855	10.6%	336	—	336	(3.8)%	1,642.6%	1,642.6%
Miami, FL Metro Area	2	414	1,995	—	1,995	3.6%	(767)	—	(767)	8.6%	360.1%	360.1%
Minneapolis - St. Paul, MN-WI Area	2	520	(514)	(49)	(563)	(1.0)%	(1,412)	255	(1,157)	12.9%	63.6%	51.3%
Nashville, TN Area	1	673	6,668	—	6,668	12.0%	97	—	97	(1.1)%	6,774.2%	6,774.2%
New York / New Jersey Metro Area	6	1,743	1,206	—	1,206	2.2%	(2,818)	(14)	(2,832)	31.7%	142.8%	142.6%
Orlando, FL Area	2	524	1,313	—	1,313	2.4%	85	(7)	78	(0.9)%	1,444.7%	1,583.3%
Philadelphia, PA Area	3	648	953	—	953	1.7%	127	—	127	(1.4)%	650.4%	650.4%
San Diego, CA Area	2	410	979	—	979	1.8%	78	—	78	(0.9)%	1,155.1%	1,155.1%
San Francisco - Oakland, CA Metro Area	7	1,547	1,135	—	1,135	2.0%	(165)	—	(165)	1.8%	787.9%	787.9%
Tampa, FL Area	2	571	1,110	—	1,110	2.0%	(87)	—	(87)	1.0%	1,375.9%	1,375.9%
Washington D.C. - MD - VA Area	9	2,426	2,685	—	2,685	4.8%	(2,757)	—	(2,757)	30.8%	197.4%	197.4%
Other Areas	37	6,869	20,156	—	20,156	36.4%	(727)	80	(647)	7.4%	2,872.5%	3,215.3%
Total Portfolio	100	22,313	$55,471	$(49)	$55,422	100.0%	$(9,260)	$314	$(8,946)	100.0%	699.0%	719.5%
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.
(3)    See Exhibit 1 for reconciliation of net income (loss) to hotel EBITDA.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
HOTEL REVPAR BY MARKET
(unaudited)

			Year Ended December 31,
	Number of Hotels	Number of Rooms	Actual	Non-comparable Adjustments	Comparable	Actual	Non-comparable Adjustments	Comparable	Actual	Comparable
			2021	2021	2021	2020	2020	2020	% Variance	% Variance
Atlanta, GA Area	9	1,426	$90.53	$—	$90.53	$53.74	$—	$53.74	68.5%	68.5%
Boston, MA Area	2	705	98.81	—	98.81	35.53	(25.69)	37.38	178.1%	164.3%
Dallas / Ft. Worth, TX Area	7	1,526	64.97	—	64.97	40.48	—	40.48	60.5%	60.5%
Houston, TX Area	3	692	75.89	—	75.89	45.08	—	45.08	68.3%	68.3%
Los Angeles, CA Metro Area	6	1,619	92.34	—	92.34	57.69	—	57.69	60.1%	60.1%
Miami, FL Metro Area	2	414	122.82	—	122.82	55.14	(48.86)	57.04	122.7%	115.3%
Minneapolis - St. Paul, MN-WI Area	2	520	37.68	(6.17)	37.87	23.56	(30.37)	20.66	59.9%	83.3%
Nashville, TN Area	1	673	133.42	—	133.42	49.15	—	49.15	171.5%	171.5%
New York / New Jersey Metro Area	6	1,743	51.52	—	51.52	34.71	(62.51)	31.59	48.4%	63.1%
Orlando, FL Area	2	524	82.83	—	82.83	43.24	(41.03)	43.88	91.6%	88.8%
Philadelphia, PA Area	3	648	71.28	—	71.28	41.69	—	41.69	71.0%	71.0%
San Diego, CA Area	2	410	82.81	—	82.81	46.64	—	46.64	77.6%	77.6%
San Francisco - Oakland, CA Metro Area	7	1,547	71.73	—	71.73	59.85	—	59.85	19.8%	19.8%
Tampa, FL Area	2	571	94.88	—	94.88	54.19	—	54.19	75.1%	75.1%
Washington D.C. - MD - VA Area	9	2,426	58.29	—	58.29	35.42	—	35.42	64.6%	64.6%
Other Areas	37	6,869	86.93	(35.82)	87.55	49.26	(38.11)	50.77	76.5%	72.4%
Total Portfolio	100	22,313	$79.67	$(34.74)	$79.84	$46.09	$39.93	$46.58	72.9%	71.4%
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
HOTEL EBITDA BY MARKET
(in thousands)
(unaudited)

			Year Ended December 31,
	Number of Hotels	Number of Rooms	Actual	Non-comparable Adjustments	Comparable	% of Total	Actual	Non-comparable Adjustments	Comparable	% of Total	Actual	Comparable
			2021	2021	2021		2020	2020	2020		% Variance	% Variance
Atlanta, GA Area	9	1,426	$12,650	$—	$12,650	7.5%	$1,476	$—	$1,476	23.1%	757.0%	757.0%
Boston, MA Area	2	705	3,376	—	3,376	2.0%	(6,621)	497	(6,124)	(95.7)%	151.0%	155.1%
Dallas / Ft. Worth, TX Area	7	1,526	10,413	—	10,413	6.2%	1,734	—	1,734	27.1%	500.5%	500.5%
Houston, TX Area	3	692	4,863	—	4,863	2.9%	745	—	745	11.6%	552.8%	552.8%
Los Angeles, CA Metro Area	6	1,619	16,360	—	16,360	9.7%	5,130	—	5,130	80.1%	218.9%	218.9%
Miami, FL Metro Area	2	414	5,774	—	5,774	3.4%	(4)	(439)	(443)	(6.9)%	144,450.0%	1,403.4%
Minneapolis - St. Paul, MN-WI Area	2	520	(965)	138	(827)	(0.5)%	(7,019)	3,408	(3,611)	(56.4)%	86.3%	77.1%
Nashville, TN Area	1	673	16,134	—	16,134	9.5%	620	—	620	9.7%	2,502.3%	2,502.3%
New York / New Jersey Metro Area	6	1,743	1,558	1	1,559	0.9%	(7,658)	420	(7,238)	(113.1)%	120.3%	121.5%
Orlando, FL Area	2	524	4,318	(1)	4,317	2.6%	1,078	(141)	937	14.6%	300.6%	360.7%
Philadelphia, PA Area	3	648	3,715	—	3,715	2.2%	737	—	737	11.5%	404.1%	404.1%
San Diego, CA Area	2	410	3,961	—	3,961	2.3%	792	—	792	12.4%	400.1%	400.1%
San Francisco - Oakland, CA Metro Area	7	1,547	6,628	—	6,628	3.9%	4,050	—	4,050	63.3%	63.7%	63.7%
Tampa, FL Area	2	571	5,176	—	5,176	3.1%	1,679	—	1,679	26.2%	208.3%	208.3%
Washington D.C. - MD - VA Area	9	2,426	6,388	—	6,388	3.8%	(8,549)	—	(8,549)	(133.5)%	174.7%	174.7%
Other Areas	37	6,869	68,624	72	68,696	40.5%	15,235	(768)	14,467	226.0%	350.4%	374.8%
Total Portfolio	100	22,313	$168,973	$210	$169,183	100.0%	$3,425	$2,977	$6,402	100.0%	4,833.5%	2,542.7%
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.
(3)    See Exhibit 1 for reconciliation of net income (loss) to hotel EBITDA.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
TOTAL ENTERPRISE VALUE
December 31, 2021
(in thousands, except share price)
(unaudited)

December 31, 2021
Common stock shares outstanding	34,490
Partnership units outstanding	400
Combined common stock shares and partnership units outstanding	34,890
Common stock price	$9.60
Market capitalization	$334,948
Series D cumulative preferred stock	$29,361
Series F cumulative preferred stock	$31,276
Series G cumulative preferred stock	$38,300
Series H cumulative preferred stock	$32,710
Series I cumulative preferred stock	$31,323
Indebtedness	$3,884,622
Net working capital (see below)	$(639,491)
Total enterprise value (TEV)	$3,743,049

Cash and cash equivalents	$592,110
Restricted cash	$99,534
Accounts receivable, net	$37,720
Prepaid expenses	$13,385
Due from third-party hotel managers, net	$25,692
Due from affiliates, net	$6,756
Total current assets	$775,197

Accounts payable, net & accrued expenses	$132,602
Dividends and distributions payable	$3,104
Total current liabilities	$135,706

Net working capital	$639,491

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	2021	2021	2021	2021	December 31, 2021
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	TTM
Net income (loss)	$(1,105)	$3,861	$(4,261)	$(52,353)	$(53,858)
Non-property adjustments	(47)	(890)	(10,965)	69	(11,833)
Interest income	(6)	(6)	(6)	(6)	(24)
Interest expense	2,252	1,824	1,535	1,367	6,978
Amortization of loan costs	435	341	275	272	1,323
Depreciation and amortization	52,377	52,877	55,397	57,426	218,077
Income tax expense (benefit)	11	99	59	—	169
Non-hotel EBITDA ownership expense	1,554	3,928	3,615	(956)	8,141
Hotel EBITDA including amounts attributable to noncontrolling interest	55,471	62,034	45,649	5,819	168,973
Non-comparable adjustments	(49)	10	(22)	271	210
Comparable hotel EBITDA	$55,422	$62,044	$45,627	$6,090	$169,183
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31, 2021
	Hotel Total	Orlando WorldQuest Resort	Corporate / Allocated	Ashford Hospitality Trust, Inc.
Net income (loss)	$(1,105)	$207	$(55,450)	$(56,348)
Non-property adjustments	(47)	(140)	187	—
Interest income	(6)	—	6	—
Interest expense	2,252	—	39,223	41,475
Amortization of loan cost	435	—	2,206	2,641
Depreciation and amortization	52,377	135	48	52,560
Income tax expense (benefit)	11	—	3,021	3,032
Non-hotel EBITDA ownership expense	1,554	19	(1,573)	—
Hotel EBITDA including amounts attributable to noncontrolling interest	55,471	221	(12,332)	43,360
Less: EBITDA adjustments attributable to consolidated noncontrolling interest	(83)	—	83	—
Equity in (earnings) loss of unconsolidated entities	—	—	135	135
Company's portion of EBITDA of unconsolidated entities	—	—	(135)	(135)
Hotel EBITDA attributable to the Company and OP unitholders	$55,388	$221	$(12,249)	$43,360
Non-comparable adjustments	(49)
Comparable hotel EBITDA	$55,422
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31, 2020
	Hotel Total	Orlando WorldQuest Resort	Corporate / Allocated	Ashford Hospitality Trust, Inc.
Net income (loss)	$(76,878)	$(419)	$(60,293)	$(137,590)
Non-property adjustments	6,246	—	(6,246)	—
Interest income	(7)	—	7	—
Interest expense	1,279	—	30,020	31,299
Amortization of loan cost	305	—	3,616	3,921
Depreciation and amortization	58,286	155	49	58,490
Income tax expense (benefit)	111	—	73	184
Non-hotel EBITDA ownership expense	1,398	6	(1,404)	—
Hotel EBITDA including amounts attributable to noncontrolling interest	(9,260)	(258)	(34,178)	(43,696)
Less: EBITDA adjustments attributable to consolidated noncontrolling interest	3	—	(3)	—
Equity in (earnings) loss of unconsolidated entities	—	—	169	169
Company's portion of EBITDA of unconsolidated entities	—	—	(169)	(169)
Hotel EBITDA attributable to the Company and OP unitholders	$(9,257)	$(258)	$(34,181)	$(43,696)
Non-comparable adjustments	314
Comparable hotel EBITDA	$(8,946)
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	Year Ended December 31, 2021
	Hotel Total	Orlando WorldQuest Resort	Corporate / Allocated	Ashford Hospitality Trust, Inc.
Net income (loss)	$(53,858)	$(215)	$(216,975)	$(271,048)
Non-property adjustments	(11,833)	(221)	12,054	—
Interest income	(24)	—	24	—
Interest expense	6,978	—	136,530	143,508
Amortization of loan cost	1,323	—	11,288	12,611
Depreciation and amortization	218,077	580	194	218,851
Income tax expense (benefit)	169	—	5,779	5,948
Non-hotel EBITDA ownership expense	8,141	187	(8,328)	—
Hotel EBITDA including amounts attributable to noncontrolling interest	168,973	331	(59,434)	109,870
Less: EBITDA adjustments attributable to consolidated noncontrolling interest	(226)	—	226	—
Equity in (earnings) loss of unconsolidated entities	—	—	558	558
Company's portion of EBITDA of unconsolidated entities	—	—	(554)	(554)
Hotel EBITDA attributable to the Company and OP unitholders	$168,747	$331	$(59,204)	$109,874
Non-comparable adjustments	210
Comparable hotel EBITDA	$169,183
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	Year Ended December 31, 2020
	Hotel Total	Orlando WorldQuest Resort	Corporate / Allocated	Ashford Hospitality Trust, Inc.
Net income (loss)	$(316,348)	$(1,507)	$(315,367)	$(633,222)
Non-property adjustments	37,670	—	(37,670)	—
Interest income	(64)	—	64	—
Interest expense	20,259	—	210,597	230,856
Amortization of loan cost	1,894	—	14,631	16,525
Depreciation and amortization	251,945	625	195	252,765
Income tax expense (benefit)	111	—	(1,446)	(1,335)
Non-hotel EBITDA ownership expense	7,958	29	(7,987)	—
Hotel EBITDA including amounts attributable to noncontrolling interest	3,425	(853)	(136,983)	(134,411)
Less: EBITDA adjustments attributable to consolidated noncontrolling interest	(39)	—	39	—
Equity in (earnings) loss of unconsolidated entities	—	—	448	448
Company's portion of EBITDA of unconsolidated entities	—	—	(446)	(446)
Hotel EBITDA attributable to the Company and OP unitholders	$3,386	$(853)	$(136,942)	$(134,409)
Non-comparable adjustments	2,977
Comparable hotel EBITDA	$6,402
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31, 2021
	Atlanta, GA Area	Boston, MA Area	Dallas / Ft. Worth, TX Area	Houston, TX Area	Los Angeles, CA Metro Area	Miami, FL Metro Area	Minneapolis - St. Paul, MN - WI Area	Nashville, TN Area	New York / New Jersey Metro Area
Net income (loss)	$631	$(1,143)	$67	$62	$2,443	$312	$(1,414)	$4,174	$(2,983)
Non-property adjustments	(52)	—	—	—	—	—	—	—	—
Interest income	—	—	(1)	—	(1)	—	—	—	(1)
Interest expense	103	974	—	—	—	—	—	—	—
Amortization of loan costs	8	130	—	—	—	—	—	—	—
Depreciation and amortization	3,793	2,282	3,962	1,223	3,420	1,535	831	2,454	4,118
Income tax expense (benefit)	—	—	—	—	—	—	—	—	—
Non-hotel EBITDA ownership expense	107	(373)	(22)	179	(7)	148	69	40	72
Hotel EBITDA including amounts attributable to noncontrolling interest	4,590	1,870	4,006	1,464	5,855	1,995	(514)	6,668	1,206
Non-comparable adjustments	—	—	—	—	—	—	(49)	—	—
Comparable hotel EBITDA	$4,590	$1,870	$4,006	$1,464	$5,855	$1,995	$(563)	$6,668	$1,206

	Orlando, FL Area	Philadelphia, PA Area	San Diego, CA Area	San Francisco - Oakland, CA Metro Area	Tampa, FL Area	Washington D.C. - MD - VA Area	Other Areas	Total Portfolio
Net income (loss)	$(93)	$(331)	$252	$(3,196)	$(197)	$(4,563)	$4,874	$(1,105)
Non-property adjustments	—	—	—	—	—	—	5	(47)
Interest income	—	—	(1)	—	—	(1)	(1)	(6)
Interest expense	—	—	—	232	—	446	497	2,252
Amortization of loan costs	—	—	—	37	—	64	196	435
Depreciation and amortization	1,403	1,234	693	3,547	1,294	6,565	14,023	52,377
Income tax expense (benefit)	—	(3)	—	—	—	—	14	11
Non-hotel EBITDA ownership expense	3	53	35	515	13	174	548	1,554
Hotel EBITDA including amounts attributable to noncontrolling interest	1,313	953	979	1,135	1,110	2,685	20,156	55,471
Non-comparable adjustments	—	—	—	—	—	—	—	(49)
Comparable hotel EBITDA	$1,313	$953	$979	$1,135	$1,110	$2,685	$20,156	$55,422
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31, 2020
	Atlanta, GA Area	Boston, MA Area	Dallas / Ft. Worth, TX Area	Houston, TX Area	Los Angeles, CA Metro Area	Miami, FL Metro Area	Minneapolis - St. Paul, MN - WI Area	Nashville, TN Area	New York / New Jersey Metro Area
Net income (loss)	$(3,037)	$(5,171)	$(4,741)	$(1,549)	$(3,913)	$(2,525)	$(9,173)	$(2,702)	$(7,363)
Non-property adjustments	—	243	—	—	—	—	6,567	—	—
Interest income	—	—	(1)	—	(1)	—	—	—	(1)
Interest expense	103	245	—	—	—	—	—	—	—
Amortization of loan costs	8	69	—	—	—	—	—	—	—
Depreciation and amortization	3,928	2,609	4,411	1,387	3,780	1,723	1,101	2,592	4,346
Income tax expense (benefit)	33	—	—	—	—	—	—	—	58
Non-hotel EBITDA ownership expense	(1)	6	7	201	470	35	93	207	142
Hotel EBITDA including amounts attributable to noncontrolling interest	1,034	(1,999)	(324)	39	336	(767)	(1,412)	97	(2,818)
Non-comparable adjustments	—	—	—	—	—	—	255	—	(14)
Comparable hotel EBITDA	$1,034	$(1,999)	$(324)	$39	$336	$(767)	$(1,157)	$97	$(2,832)

	Orlando, FL Area	Philadelphia, PA Area	San Diego, CA Area	San Francisco - Oakland, CA Metro Area	Tampa, FL Area	Washington D.C. - MD - VA Area	Other Areas	Total Portfolio
Net income (loss)	$(1,508)	$(1,296)	$(634)	$(4,506)	$(1,805)	$(10,476)	$(16,479)	$(76,878)
Non-property adjustments	1	—	—	—	—	(125)	(440)	6,246
Interest income	—	—	—	—	—	(1)	(3)	(7)
Interest expense	—	—	—	420	—	405	106	1,279
Amortization of loan costs	—	—	—	22	—	61	145	305
Depreciation and amortization	1,669	1,342	714	3,611	1,451	7,754	15,868	58,286
Income tax expense (benefit)	—	21	—	—	—	5	(6)	111
Non-hotel EBITDA ownership expense	(77)	60	(2)	288	267	(380)	82	1,398
Hotel EBITDA including amounts attributable to noncontrolling interest	85	127	78	(165)	(87)	(2,757)	(727)	(9,260)
Non-comparable adjustments	(7)	—	—	—	—	—	80	314
Comparable hotel EBITDA	$78	$127	$78	$(165)	$(87)	$(2,757)	$(647)	$(8,946)
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	Year Ended December 31, 2021
	Atlanta, GA Area	Boston, MA Area	Dallas / Ft. Worth, TX Area	Houston, TX Area	Los Angeles, CA Metro Area	Miami, FL Metro Area	Minneapolis - St. Paul, MN - WI Area	Nashville, TN Area	New York / New Jersey Metro Area
Net income (loss)	$(2,983)	$(6,772)	$(6,738)	$(631)	$2,186	$(1,135)	$(4,497)	$6,296	$(19,044)
Non-property adjustments	(52)	(1,033)	(2)	—	—	—	127	—	(327)
Interest income	(2)	—	(3)	—	(5)	—	—	—	(2)
Interest expense	408	1,914	—	—	—	—	—	—	—
Amortization of loan costs	31	402	—	—	—	—	—	—	—
Depreciation and amortization	15,251	9,647	16,456	5,088	14,215	6,519	3,446	9,945	17,153
Income tax expense (benefit)	—	—	—	—	—	—	—	6	—
Non-hotel EBITDA ownership expense	(3)	(782)	700	406	(36)	390	(41)	(114)	3,778
Hotel EBITDA including amounts attributable to noncontrolling interest	12,650	3,376	10,413	4,863	16,360	5,774	(965)	16,133	1,558
Non-comparable adjustments	—	—	—	—	—	—	138	1	1
Comparable hotel EBITDA	$12,650	$3,376	$10,413	$4,863	$16,360	$5,774	$(827)	$16,134	$1,559

	Orlando, FL Area	Philadelphia, PA Area	San Diego, CA Area	San Francisco - Oakland, CA Metro Area	Tampa, FL Area	Washington D.C. - MD - VA Area	Other Areas	Total Portfolio
Net income (loss)	$(1,799)	$(1,409)	$1,013	$(9,349)	$(33)	$(24,220)	$15,257	$(53,858)
Non-property adjustments	—	—	—	19	(55)	—	(10,510)	(11,833)
Interest income	(1)	(1)	(2)	—	—	(3)	(5)	(24)
Interest expense	—	—	—	972	—	1,808	1,876	6,978
Amortization of loan costs	—	—	—	147	—	252	491	1,323
Depreciation and amortization	5,995	5,090	2,718	14,113	5,468	28,028	58,945	218,077
Income tax expense (benefit)	—	(3)	—	—	—	—	166	169
Non-hotel EBITDA ownership expense	123	38	232	726	(204)	523	2,405	8,141
Hotel EBITDA including amounts attributable to noncontrolling interest	4,318	3,715	3,961	6,628	5,176	6,388	68,625	168,973
Non-comparable adjustments	(1)	—	—	—	—	—	71	210
Comparable hotel EBITDA	$4,317	$3,715	$3,961	$6,628	$5,176	$6,388	$68,696	$169,183
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	Year Ended December 31, 2020
	Atlanta, GA Area	Boston, MA Area	Dallas / Ft. Worth, TX Area	Houston, TX Area	Los Angeles, CA Metro Area	Miami, FL Metro Area	Minneapolis - St. Paul, MN - WI Area	Nashville, TN Area	New York / New Jersey Metro Area
Net income (loss)	$(15,655)	$(20,942)	$(16,832)	$(5,230)	$(11,093)	$(3,614)	$(49,865)	$(10,270)	$(71,602)
Non-property adjustments	—	(3,043)	—	—	—	(4,841)	35,355	—	36,077
Interest income	(2)	—	(4)	—	(6)	(1)	(4)	—	(4)
Interest expense	478	4,831	—	—	—	—	—	—	7,660
Amortization of loan costs	99	246	—	—	—	—	—	—	486
Depreciation and amortization	15,826	11,805	18,276	5,641	15,819	8,254	7,163	10,469	18,790
Income tax expense (benefit)	33	—	—	—	—	—	—	—	58
Non-hotel EBITDA ownership expense	697	482	294	334	410	198	332	421	877
Hotel EBITDA including amounts attributable to noncontrolling interest	1,476	(6,621)	1,734	745	5,130	(4)	(7,019)	620	(7,658)
Non-comparable adjustments	—	497	—	—	—	(439)	3,408	—	420
Comparable hotel EBITDA	$1,476	$(6,124)	$1,734	$745	$5,130	$(443)	$(3,611)	$620	$(7,238)

	Orlando, FL Area	Philadelphia, PA Area	San Diego, CA Area	San Francisco - Oakland, CA Metro Area	Tampa, FL Area	Washington D.C. - MD - VA Area	Other Areas	Total Portfolio
Net income (loss)	$333	$(4,931)	$(2,227)	$(13,595)	$(4,640)	$(43,871)	$(42,314)	$(316,348)
Non-property adjustments	(7,632)	—	—	—	—	(125)	(18,121)	37,670
Interest income	(2)	(1)	(2)	(8)	—	(8)	(22)	(64)
Interest expense	—	—	—	2,058	—	2,654	2,578	20,259
Amortization of loan costs	—	—	—	69	—	239	755	1,894
Depreciation and amortization	8,314	5,532	2,966	14,439	6,006	31,682	70,963	251,945
Income tax expense (benefit)	—	21	—	—	—	5	(6)	111
Non-hotel EBITDA ownership expense	65	116	55	1,087	313	875	1,402	7,958
Hotel EBITDA including amounts attributable to noncontrolling interest	1,078	737	792	4,050	1,679	(8,549)	15,235	3,425
Non-comparable adjustments	(141)	—	—	—	—	—	(768)	2,977
Comparable hotel EBITDA	$937	$737	$792	$4,050	$1,679	$(8,549)	$14,467	$6,402
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.

Exhibit 1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in thousands)
(unaudited)

	TTM Ended December 31, 2021
	KEYS Pool A - 7 hotels	KEYS Pool B - 7 hotels	KEYS Pool C - 5 hotels	KEYS Pool D - 5 hotels	KEYS Pool E - 5 hotels	KEYS Pool F - 5 hotels	BAML Highland Pool - 19 hotels	Morgan Stanley Pool - 17 hotels	JP Morgan Chase - 8 hotels	BAML Pool 3 - 3 hotels	Morgan Stanley Pool C3 - 3 hotels
Net income (loss)	$3,228	$(3,489)	$(5,518)	$6,555	$(1,503)	$(11,228)	$(26,561)	$(800)	$(6,817)	$(713)	$677
Non-property adjustments	—	(2)	—	—	(9)	—	(66)	—	(1)	—	—
Interest income	(9)	(4)	—	—	—	—	—	(9)	—	(2)	—
Interest expense	—	—	—	—	—	—	—	—	3	—	—
Amortization of loan costs	—	—	—	—	—	—	—	—	—	—	—
Depreciation and amortization	5,907	6,328	13,726	9,766	12,902	16,570	58,398	21,669	19,379	5,589	1,546
Income tax expense (benefit)	(3)	—	—	—	—	—	—	—	—	—	—
Non-hotel EBITDA ownership expense	157	228	948	1,289	496	(206)	4,615	(173)	701	121	(48)
Hotel EBITDA including amounts attributable to noncontrolling interest	9,280	3,061	9,156	17,610	11,886	5,136	36,386	20,687	13,265	4,995	2,175
Non-comparable adjustments	—	—	—	—	—	—	—	—	—	—	—
Comparable hotel EBITDA	$9,280	$3,061	$9,156	$17,610	$11,886	$5,136	$36,386	$20,687	$13,265	$4,995	$2,175

	BAML Pool 5 - 2 hotels	Morgan Stanley Pool C2 - 2 hotels	BAML Princeton/ Nashville - 2 hotels	Aareal Hilton Alexandria - 1 hotel	Morgan Stanley Ann Arbor - 1 hotel	Southside Bank Ashton - 1 hotel	BAML Indigo Atlanta - 1 hotel	Aareal Boston Back Bay - 1 hotel	Torchlight Marriott Gateway - 1 hotel	GACC Jacksonville RI - 1 hotel	JPMorgan Chase La Posada-1 hotel
Net income (loss)	$10,318	$(431)	$3,851	$(4,002)	$(2,051)	$(66)	$(1,236)	$(3,830)	$(6,760)	$(577)	$1,459
Non-property adjustments	(10,601)	(51)	—	—	—	—	—	(1,033)	—	—	—
Interest income	—	—	—	—	—	—	—	—	—	—	—
Interest expense	—	—	—	1,809	—	—	408	1,912	—	—	701
Amortization of loan costs	—	—	—	250	—	—	32	402	—	—	94
Depreciation and amortization	174	1,274	12,921	2,986	2,415	382	1,534	5,793	9,445	2,005	1,596
Income tax expense (benefit)	—	—	6	—	—	—	—	—	—	—	—
Non-hotel EBITDA ownership expense	32	161	(147)	67	111	62	138	(289)	(467)	(24)	148
Hotel EBITDA including amounts attributable to noncontrolling interest	(77)	953	16,631	1,110	475	378	876	2,955	2,218	1,404	3,998
Non-comparable adjustments	77	—	—	—	—	—	—	—	—	—	—
Comparable hotel EBITDA	$—	$953	$16,631	$1,110	$475	$378	$876	$2,955	$2,218	$1,404	$3,998

	Aareal Le Pavillon - 1 hotel	Key Bank Manchester CY - 1 hotel	GACC Manchester RI - 1 hotel	US Bank Hilton Santa Cruz/Scotts Valley - 1 hotel	Morgan Stanley - 8 hotels	Morgan Stanley Pool C1 - 3 hotels	Deutsche Bank W Minneapolis - 1 hotel	SPT Embassy Suites New York Manhattan Times Square - 1 hotel	Unencumbered hotels	Total Portfolio
Net income (loss)	$(5,034)	$220	$206	$325	$(98)	$23	$1	$327	$(334)	$(53,858)
Non-property adjustments	—	—	—	28	98	—	—	(327)	131	(11,833)
Interest income	—	—	—	—	—	—	—	—	—	(24)
Interest expense	1,174	—	—	971	—	—	—	—	—	6,978
Amortization of loan costs	398	—	—	147	—	—	—	—	—	1,323
Depreciation and amortization	3,588	373	531	1,249	—	—	—	—	31	218,077
Income tax expense (benefit)	—	19	147	—	—	—	—	—	—	169
Non-hotel EBITDA ownership expense	—	—	13	193	—	—	—	—	15	8,141
Hotel EBITDA including amounts attributable to noncontrolling interest	126	612	897	2,913	—	23	1	—	(157)	168,973
Non-comparable adjustments	—	—	—	—	—	(23)	(1)	—	157	210
Comparable hotel EBITDA	$126	$612	$897	$2,913	$—	$—	$—	$—	$—	$169,183
NOTES:
(1)    The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at December 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.
(2)     The above information does not reflect the operations of Orlando WorldQuest Resort.